EXHIBIT B10b

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the captions “Financial Statements” in the Prospectus and “Experts” in the Statement of Additional Information and to the use of our reports dated April 22, 2007 with respect to the financial statements of COUNTRY Investors Variable Annuity Account and April 15, 2008 with respect to the statutory-basis financial statements and schedules of COUNTRY Investors Life Assurance Company, in Post-Effective Amendment No. 9 to the Registration Statement (Form N-4 No. 333-104424) under the Securities Act of 1933 and Amendment No. 11 to the Registration Statement (Form N-4 No. 811-21330) under the Investment Company Act of 1940, and related Prospectus of COUNTRY Investors Variable Annuity Account (Flexible Premium Deferred Variable Annuity Contract) dated October 1, 2008.

/s/ Ernst & Young LLP

Des Moines, Iowa

September 24, 2008